Exhibit 10.11.7

Teradata Stock Incentive Plan

2007 Director Restricted Stock Unit Grant Statement

Name of Grantee	Soc. Sec. #	Grant Date	No. of Restricted Stock Units

You have been awarded a number of restricted stock units (the “Stock Units”) under the 2007 Stock Incentive Plan (the “Plan”) of Teradata Corporation (“Teradata”), subject to the terms and conditions of this 2007 Director Restricted Stock Unit Grant Statement (this “Statement”) and the Plan.

1. The Stock Units will vest during the one-year period beginning on the date upon which the Stock Units were granted (the “Grant Date”), in equal quarterly installments commencing three (3) months after the Grant Date, provided you continue to serve as a Director of Teradata until each vesting date. Notwithstanding the foregoing, if the Grant Date of your Stock Units is the date of an Annual Meeting of Stockholders, then, the fourth quarterly vesting will occur only if you continue to serve as a Director until the earlier of (a) the first Annual Meeting of Stockholders following the grant date and (b) the first (1st) anniversary of the Grant Date.

2. The Stock Units will become fully vested if, prior to the one-year anniversary of the Grant Date, you die while serving as a Director of Teradata.

3. The vesting schedule will accelerate and the Stock Units will become fully vested if (1) a Change in Control (as defined in Section 10(b) of the Plan) occurs, and (2) you cease to serve as a Director of Teradata within twenty-four (24) months after the Change in Control for any reason other than your willful engaging in illegal conduct or gross misconduct, as determined by the affirmative vote of a majority of the entire membership of the Board of Directors of Teradata.

4. When vested, the Stock Units will be paid to you in shares of Teradata common stock, such that one (1) Stock Unit equals one (1) share of Teradata common stock.

5. Any cash dividends declared before your vesting dates on the shares underlying the Stock Units shall be converted to additional Stock Units subject to the terms of this Statement, based on the Fair Market Value (as defined in the Plan) of Teradata common stock on the date the dividend is declared.

6. You may designate one or more beneficiaries to receive all or part of any shares to be distributed in case of your death, and you may change or revoke such designation at any time. In the event of your death, any shares distributable hereunder that are subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other shares will be distributable to your estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution hereunder, the shares in question may be transferred to your estate, in which event Teradata will have no further liability to anyone with respect to such shares.

7. The terms of this award of Stock Units as evidenced by this agreement may be amended by the Teradata Board of Directors or its Committee on Directors and Governance or Compensation and Human Resource Committee, provided that no such amendment shall impair your rights hereunder without your consent.

8. In the event of a conflict between the terms and conditions of this Statement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

2